UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2020

REPLIMUNE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38596	82-2082553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Unicorn Park

Woburn, MA 01801

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 222-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	REPL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01	Regulation FD Disclosure.

On October 20, 2020, Replimune Group, Inc. (the “Company”) announced an updated corporate presentation and issued a press release relating to the announcement. This presentation includes information relating to the abstracts that were intended to be presented at the 2020 Society for Immunotherapy of Cancer Annual Meeting, including updated clinical trial data from the related trials, and other updated information about the Company. A copy of the presentation slides and the press release are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, respectively, and will be available on the Company’s website at www.replimune.com under “Investors and Media”. The Company undertakes no obligation to update, supplement or amend the materials attached hereto.

The information contained in this Item 7.01 and in the accompanying Exhibits 99.1 and 99.2 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this Item 7.01 and the accompanying Exhibits 99.1 and 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

Phase 2 Clinical Trial of RP1

We recently announced updated clinical data from our multi-cohort Phase 1/2 clinical trial evaluating RP1 in combination with nivolumab in patients with melanoma and non-melanoma skin cancers. RP1 in combination with nivolumab has continued to be well tolerated, and we believe demonstrates continued promising efficacy signals in patients with skin cancers, including in patients with CSCC and those with anti-PD-1 refractory and other difficult-to-treat melanomas.

As of October 15, 2020, we have enrolled 36 melanoma and 20 non-melanoma skin cancer patients in this clinical trial, 18 of whom are evaluable for efficacy. In order to be evaluable for efficacy in this clinical trial, a patient must have had at least one follow up scan or disease progression before the first follow up scan. Patients received up to eight doses of RP1 (up to 10 mL per visit once every two weeks, with a first dose of 106 PFU/mL followed by 107 PFU/mL) and nivolumab (240mg once every two weeks for four months followed by 480mg once every four weeks for up to two years) from the second RP1 dose. Of the 36 melanoma patients, 16 cutaneous melanoma patients had previously received anti-PD-1 (eight of whom had also previously received anti-CTLA-4), eight cutaneous melanoma patients were naïve to anti-PD-1 therapy, six patients had mucosal melanoma, and six patients had uveal melanoma. At the data cut-off date, five patients with cutaneous melanoma who had received prior anti-PD-1 therapy had responses (four partial responses and one complete response), four of whom also received prior anti-CTLA-4 therapy. An additional patient is classified as a surgical complete response and one patient remains on study with stable disease, having neither progressed nor met the formal definition for response. Further, four patients (two complete responses and two partial responses) with anti-PD-1 naïve cutaneous melanoma and two patients with mucosal melanoma (one of whom had prior anti-PD-1 therapy and achieved a complete response) had achieved responses. Of the 18 non-melanoma skin cancer patients evaluable for efficacy, 11 patients had CSCC, three had basal cell carcinoma, one had Merkel cell carcinoma, and three had angiosarcoma. At the data cut-off date, two patients with angiosarcoma had achieved response and eight patients with CSCC had achieved response, with five CSCC patients having achieved a complete response. An additional CSCC patient had stable disease at the time of the patient’s first scan with treatment continuing. Across all cohorts all responses are ongoing at out to approximately 20 months from the start of treatment with the exception of one CSCC patient and one anti-PD-1 refractory melanoma patient. Follow-up data for one responding angiosarcoma patient who stopped nivolumab therapy due to nivolumab side effects have currently not been obtained, and continuing response status is unknown. Adverse events remained consistent with those observed during the Phase 1 clinical trial, with RP1 side effects generally of Grade 1 or 2 constitutional-type symptoms with less frequent Grade 3 side effects and no exacerbation of the side effects expected for nivolumab alone. Tumor biopsies in patients have continued routinely to show immune activation, including robust recruitment of CD8+ T cells, reversal of T cell exclusion, and increased PD-L1 expression.

Unless otherwise noted herein, clinical data contained herein are provided as of October 15, 2020.

Phase 1 Clinical Trial of RP2

We also recently announced initial single-agent RP2 data from our Phase 1 clinical trial of RP2 alone and in combination with nivolumab in patients with solid tumors. In this Phase 1 clinical trial, we are assessing initial tolerability of RP2 in solid tumors and determining the recommended Phase 2 dose of RP2 to be administered alone and then evaluating in combination with nivolumab. We believe these initial Phase 1 clinical data support the safety and efficacy of single-agent RP2, including demonstrating responses in injected and uninjected tumors in patients with difficult to treat, heavily pre-treated and immune insensitive advanced cancers. In addition, we believe these data support our hypothesis that anti-CTLA-4 expressed from RP2 and combined with oncolytic virus replication, with accompanying antigen release and presentation, can induce potent anti-tumor immune responses.

In the dose-escalation portion of this clinical trial, patients were treated with single-agent RP2 using a 3+3 dose escalation at two dose levels of up to 10 mL of RP2 once every two weeks, up to five times. The first dose level was 105 PFU/mL for the initial dose followed by four doses of 106 PFU/mL, and the second dose level was 106 PFU/mL for the initial dose followed by four doses of 107 PFU/mL. Lesions were directly injected or imaging guidance was used for visceral lesions and tumor biopsies were obtained for biomarker analysis. Viral shedding and anti-HSV-1 antibody titers were also monitored. As the first six patients were all HSV seropositive per the protocol, an additional three HSV seronegative patients were enrolled as per the protocol.

As of October 15, 2020, nine patients have been enrolled in the dose-escalation portion of this clinical trial and received single agent RP2. Of the nine patients treated with single agent RP2, three have ongoing responses at between 8 to 11 months from the start of treatment (one complete response and two partial responses) and a further patient remains on study with the response status continuing to be monitored. The objective responses were observed in patients with uveal melanoma, mucoepidermoid carcinoma of the parotid, and esophageal cancer. A further patient with micro satellite (immune intensive) colorectal cancer remains on study and the response status continues to be monitored. The other five patients enrolled into the clinical trial are no longer being followed due to progressive disease. Adverse events were primarily Grade 1 or 2, including febrile and other constitutional symptoms, local inflammation, and erythema, with rarer Grade 3 side effects being observed. There were no dose-limiting toxicities requiring dose level expansion. The recommended Phase 2 dose was selected as up to 10 mL of 106 PFU/mL followed once every two weeks by multiple doses of 107 PFU/mL.

We have initiated enrollment in a combination cohort with nivolumab of up to 30 patients to be dosed up to eight times at the Phase 2 dose level of RP2 in combination with nivolumab from the second RP2 dose (240mg once every two weeks for four months from the second RP2 dose, followed by 480mg once every four weeks for 20 months). Ten patients have been enrolled to date with no dose limiting toxicities, with none having yet been evaluated for efficacy.

Unless otherwise noted herein, clinical data contained herein are provided as of October 15, 2020.

Preliminary financial estimate

We preliminarily estimate that as of September 30, 2020, we had approximately $244.6 million in cash and cash equivalents and short-term investments. We believe that our existing cash and cash equivalents and short-term investments along with our debt commitments will enable us to fund our operating expenses and capital expenditure requirements to mid-2023.

This amount is unaudited and preliminary, and does not present all information necessary for an understanding of our financial condition as of September 30, 2020. The review of our condensed consolidated financial statements for the three and six months ended September 30, 2020 is ongoing and could result in changes to this amount due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the condensed consolidated financial statements for the three and six months ended September 30, 2020 are finalized and publicly released. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial estimate, and does not express an opinion or any other form of assurance with respect thereto. The preliminary financial estimate presented above has been prepared by and is the responsibility of management. Estimates of financial results are inherently uncertain and subject to change, and we undertake no obligation to update this information. In addition, the estimated balance of cash and cash equivalents and short-term investments as of September 30, 2020 is not necessarily indicative of future performance or any other period, including the results to be achieved for the remainder of the fiscal year ending March 31, 2021 or any future period.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Company Presentation dated October 20, 2020
99.2	News Release dated October 20, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIMUNE GROUP, INC.

Date: October 20, 2020	By:	/s/ Jean Franchi
Jean Franchi
Chief Financial Officer